UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  April 12, 2005

Cedar Shopping Centers, Inc.
(Exact name of registrant as specified in its charter)

Maryland	0-14510	42-1241468
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

44 South Bayles Avenue Port Washington, NY		11050
(Address of principal executive offices)		(Zip Code)

(516) 767-6492
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation

     Pursuant to the terms of a Loan Agreement and an Amended and Restated Loan Agreement between a wholly-owned subsidiary of Cedar Shopping Centers Partnership, L.P. (the “Operating Partnership”) and Citizens Bank of Pennsylvania, which agreements became effective on April 12, 2005, the Company has entered into a construction loan facility for the renovation of the retail facilities and construction of additional buildings at the Camp Hill Shopping Center in Camp Hill, PA. The $49.5 million aggregate facility includes $14.0 million representing the original acquisition loan from the same lender, which has been amended to conform to the terms of the new availability, and up to $35.5 million for reconfiguration and renovation of in-line retail space, and construction of new space. The facility is for a three-year period; draws thereunder will bear interest at LIBOR plus 185 basis points. Twenty percent of the loan balance will be guaranteed by the Company and the Operating Partnership. See Exhibit 99 for additional details.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits:

(10.1)	Loan Agreement by and between Cedar – Camp Hill, LLC, a Delaware limited liability company, as the Borrower, and Citizens Bank of Pennsylvania, a Pennsylvania state chartered savings bank, as the Lender, to be effective as of April 12, 2005.

(10.2)	Amended and Restated Loan Agreement by and between Cedar – Camp Hill, LLC, a Delaware limited liability company, as the Borrower, and Citizens Bank of Pennsylvania, a Pennsylvania state chartered savings bank, as the Lender, to be effective as of April 12, 2005.

(99)	Press release dated April 13, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR SHOPPING CENTERS, INC.

/s/ LEO S. ULLMAN
Leo S. Ullman
Chairman, President and CEO

Dated:      April 14, 2005